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                                                                    Exhibit 99.4


                                  RISK FACTORS

     Before you invest in our notes, you should read the risks, uncertainties and factors that may adversely affect us that are set forth below.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Our business is the transportation and storage of natural gas for third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission and storage volumes and rates, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - expiration and/or turn back of significant contracts;

     - service area competition;

     - changes in regulation;

     - credit risk of customer base;

     - increased cost of capital; and

     - natural gas prices.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Our revenues are generated under transportation contracts which expire periodically and must be renegotiated and extended or replaced. We have approximately 170 firm contracts with a weighted average remaining term of five years. As of September 30, 2002, Atlanta Gas Light, Alabama Gas Corporation and Scana Resources were our largest shippers, representing approximately 30%, 15% and 10%, respectively, of our contracted firm capacity. The majority of contracts for Atlanta Gas Light, Alabama Gas Corporation and Scana Resources expire in 2005, 2008 and 2010, respectively. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. Currently, our firm transportation capacity is fully subscribed through mid-2005 in our largest market areas, but could be renegotiated at rates below current rates upon the expiration of these contracts.

     In particular, our ability to extend and/or replace transportation contracts could be harmed by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in markets served by us;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity;

     - reduced demand due to higher natural gas prices;


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     - the availability of alternative energy sources or supply points; and

     - the viability and marketability of future expansion projects.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

WE FACE COMPETITION FROM THIRD PARTIES TO TRANSPORT, STORE OR OTHERWISE HANDLE NATURAL GAS.

     The natural gas business is highly competitive. Our competitors include other major pipeline companies, as well as participants in other industries supplying and transporting alternative fuels to industrial, commercial and individual consumers. Some of our competitors have tariff rates lower than ours. If we are unable to compete with services offered by other energy enterprises, our future profitability may be negatively impacted.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Revenues generated by our contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. Increased natural gas prices could result in loss of load from our customers such as power companies not dispatching gas fired power plants, industrial load loss to competitive fuels and local distribution companies loss of customer base to conversion from natural gas. The success of our operations is subject to continued development of additional oil and natural gas reserves in the vicinity of our facilities and our ability to access additional reserves, primarily in the Gulf of Mexico, to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission or storage on our system. Fluctuations in energy prices are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, on the transportation of natural gas;
       and

     - abundance of supplies of alternative energy sources.

THE AGENCIES THAT REGULATE OUR PIPELINE AFFECT OUR PROFITABILITY.

     Our pipeline businesses are regulated primarily by the FERC, Department of Transportation, and various state and local regulatory agencies. Regulatory actions taken by those agencies have the potential to adversely affect our profitability. In particular, the FERC generally governs the rates we are permitted to charge our customers for interstate natural gas Transportation Services. If our tariff rates were reduced in a future rate proceeding, if our volume of business under our current permitted rates was decreased significantly or if we were required to substantially discount our services because of competition, our profitability could be reduced and our ability to repay the notes could be affected adversely.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATIONS AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to clean up various sites at which low-level hazardous substances or other regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the difficulty of estimating clean up costs;


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     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

     - the nature of environmental laws and regulations; and

     - the possible introduction of future environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses. In addition, these risks may cause us to incur significant costs to maintain our pipeline safety and integrity.

     While we maintain insurance against many of these risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

THREE CUSTOMERS CONTRACT FOR A MAJORITY OF OUR FIRM TRANSPORTATION CAPACITY.

     For 2002, contracts with Atlanta Gas Light, Alabama Gas Corporation and Scana Resources represented approximately 30%, 15% and 10%, respectively, of our firm transportation capacity. The loss of one of these customers or a decline in its creditworthiness could adversely affect our results of operations and cash flow.

EL PASO MERCHANT ENERGY, AN EL PASO SUBSIDIARY, HAS CONTRACTED FOR ALL EXISTING FIRM CAPACITY AT THE ELBA ISLAND TERMINAL OWNED AND OPERATED BY SOUTHERN LNG.

     All of Southern LNG's existing firm capacity at its Elba Island terminal has been contracted through November 2023 by an affiliate, El Paso Merchant Energy ("EPME"). El Paso has announced its intention to exit non-core businesses such as the liquified natural gas ("LNG") business now operated by EPME. Should El Paso be unsuccessful in its efforts to sell EPME or its assets to a creditworthy third party or should El Paso or EPME become subject to bankruptcy or reorganization proceedings, Southern LNG could suffer a diminution or loss of revenues from EPME for firm terminalling capacity held by EPME under long-term contract at its Elba Island terminal.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11th attacks, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be a future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

                 RISKS RELATED TO OUR AFFILIATION WITH EL PASO

     El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this offering memorandum in making its investment decision.


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OUR RELATIONSHIP WITH EL PASO AND ITS FINANCIAL CONDITION SUBJECTS US TO
POTENTIAL RISKS THAT ARE BEYOND OUR CONTROL.

     Due to our relationship with El Paso, adverse developments or announcements concerning El Paso could adversely affect our financial condition, even if we have not suffered any similar development. The outstanding senior unsecured indebtedness of El Paso has been downgraded to below investment grade, currently rated Caa1 by Moody's and B by Standard & Poor's, which in turn resulted in a similar downgrading of our outstanding senior unsecured indebtedness to B1 by Moody's and B+ by Standard & Poor's. These downgrades will increase our cost of capital and could impede our access to capital markets. As a result of these recent downgrades, El Paso has realized substantial demands on its liquidity, which demands have included:

     - application of cash required to be withheld from distributions to redeem preferred membership interests at two of El Paso's minority interest financing structures (which has no direct effect on us); and

     - cash collateral requirements associated with contractual commitments of El Paso subsidiaries.

These downgrades are a result, at least in part, of the outlook generally for the consolidated businesses of El Paso and its needs for liquidity. In order to meet its short term liquidity needs, El Paso has embarked on its 2003 Operational and Financial Plan that contemplates a renegotiation of its credit agreement, drawing all or part of its availability under its existing bank facilities and consummating significant asset sales. In addition, El Paso may take additional steps, such as financing activities and further reducing capital expenditures, which would provide additional liquidity. There can be no assurance that these actions will be consummated on favorable terms, if at all, or even if consummated, that such actions will be successful in satisfying El Paso's liquidity needs. In the event that El Paso's liquidity needs are not satisfied, El Paso could be forced to seek protection from its creditors in bankruptcy. Such a development could materially adversely affect our financial condition.

     Pursuant to El Paso's cash management program, we advance surplus cash to our affiliates in exchange for an intercompany receivable. In addition, we conduct commercial transactions with some of our affiliates. After giving effect to the Transaction and this offering, as if the Transaction and this offering had occurred on December 31, 2002, we will retain receivables of approximately $137 million from El Paso, which provides cash management and other corporate services for us, and owe approximately $21 million to our affiliates. If El Paso is unable to meet its liquidity needs, there can be no assurance that we will be able to access cash under the cash management program, or that our affiliates would pay their obligations to us. However, we might still be required to satisfy the affiliated company payables. Our inability to recover any intercompany receivables owed to us could adversely affect our ability to repay the notes.

WE COULD BE SUBSTANTIVELY CONSOLIDATED WITH EL PASO IF EL PASO WERE FORCED TO SEEK PROTECTION FROM ITS CREDITORS IN BANKRUPTCY.

     If El Paso were the subject of voluntary or involuntary bankruptcy proceedings, El Paso and its other subsidiaries and their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of El Paso and its other subsidiaries. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with El Paso and/or its other subsidiaries would be without merit. However, we cannot assure you that El Paso and/or its other subsidiaries or their respective creditors would not attempt to advance such claims in a bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to substantively consolidate us with El Paso and/or its other subsidiaries, there could be a material adverse effect on our financial condition and liquidity and thus on our ability to make payments on the notes.

ONGOING LITIGATION AND INVESTIGATIONS REGARDING OUR PARENT, EL PASO, COULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.

     Our parent El Paso's wholly owned subsidiary, El Paso Natural Gas Company ("EPNG"), received an initial decision in September 2002 from a FERC Administrative Law Judge ("ALJ") related to whether EPNG exercised market power with regard to its pipeline capacity to the California border during the latter part of 2000 and the early part of 2001. In that decision, the ALJ held that EPNG withheld capacity from California in violation of Commission regulations and recommended that a proceeding be conducted to determine a remedy for the violation. The ALJ's decision had an immediate negative impact on El Paso's stock price and the market value of El Paso's debt, and apparently influenced the downgrades of El Paso's ratings by Moody's and Standard & Poor's. On December 2, 2002, the FERC heard oral arguments on the ALJ decision and is expected to issue an order on the initial decisions by the end of March 2003.

     El Paso and several of its subsidiaries were named defendants in sixteen purported class action, municipal or individual lawsuits filed in the California state courts. The sixteen suits contend that El Paso's entities acted improperly to limit the construction of new pipeline capacity to California and/or to manipulate the price of natural gas sold into the California marketplace. Specifically, the plaintiffs have alleged that El Paso's conduct violated California's antitrust statute (Cartwright Act), constitutes unfair and unlawful business practices prohibited by California statutes, and amounts to a violation of California's common law restrictions against monopolization. In general, the plaintiffs are seeking (i) declaratory and injunctive relief regarding allegedly anticompetitive actions, (ii) restitution, including treble damages, (iii) disgorgement of profits, (iv) prejudgment and post-judgment interest, (v) costs of prosecuting the actions and (vi) attorney's fees. Eleven of these lawsuits have been consolidated before a single judge, under two complaints, one of which has been set for trial in September 2003. El Paso has not yet been served in the five other lawsuits which were filed on December 27, 2002 by three California municipalities and two California corporations. Similar actions have been filed in other states.

     Since July 2002, twelve purported shareholder class action suits alleging violations of federal securities laws have been filed against El Paso and several of its officers. Eleven of these suits are now consolidated in federal court in Houston before a single judge. The suits generally challenge the accuracy or completeness of press releases and other public statements made during 2001 and 2002. One shareholder derivative lawsuit was filed in federal court in Houston in August 2002. This derivative action generally alleges the same claims as those made in the shareholder class action, has been consolidated with the shareholder class actions pending in Houston and has been stayed. A second shareholder derivative lawsuit was filed in Delaware State Court in October 2002 and generally alleges the same claims as those made in the consolidated shareholder class action lawsuit. A third shareholder derivative suit was filed in state court in Houston in March 2002 but not served on the defendants, and a fourth shareholder derivative suit was filed in state court in Houston in November 2002. These two shareholder derivative suits have not been consolidated with the shareholder action pending in federal court in Houston. The third and fourth shareholder derivative suits both generally allege that manipulation of California gas supply and gas prices exposed El Paso to claims of antitrust conspiracy, FERC penalties and erosion of share value. The twelfth shareholder class action lawsuit was filed in federal court in New York City in October 2002 and challenges the accuracy or completeness of El Paso's February 27, 2002 prospectus for an equity offering that was completed on June 21, 2002. El Paso has not been formally served with this lawsuit. At this time, El Paso's legal exposure related to these lawsuits and claims is not determinable.

     In addition, in September 2001, El Paso received a civil document subpoena from the California Department of Justice, seeking information said to be relevant to the Department's ongoing investigation into the high electricity prices in California in 2000 and 2001. El Paso is complying with the subpoena.

     If El Paso does not prevail in these cases, and if the remedy adopted in these cases substantially impairs El Paso's financial posture, the long-term adverse impact on El Paso's credit rating, liquidity and its ability to raise capital to meet its ongoing and future investing and financing needs could be substantial. Such a negative impact on El Paso could have a material adverse effect on us as well.

THE PROXY CONTEST INITIATED BY SELIM ZILKHA TO REPLACE EL PASO'S BOARD OF DIRECTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     On February 18, 2003, Selim Zilkha, a stockholder of El Paso, initiated a proxy solicitation to replace El Paso's entire board of directors with his own nominees. This proxy contest may be highly disruptive and may negatively impact El Paso's ability to achieve the stated objectives of its 2003 Operational and Financial Plan. In addition, El Paso may have difficulty retaining certain key personnel and attracting new employees until such proxy contest is resolved. Therefore, this proxy contest, whether or not successful, could have a material adverse effect on El Paso's liquidity and financial condition. In such event, our liquidity and financial condition could be affected adversely.

RESULTS OF INVESTIGATIONS INTO REPORTING OF TRADING INFORMATION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     In response to an October 2002 data request from the FERC, El Paso is conducting an ongoing investigation into the accuracy of information that employees of El Paso Merchant Energy, an El Paso subsidiary, voluntarily reported to trade publications. As a part of that investigation, El Paso has discovered that inaccurate information was submitted to the trade publications. One of El Paso Merchant Energy's former employees has been arrested and charged with knowingly submitting inaccurate data to a trade publication. El Paso has continued its policy of cooperation with the office of the U.S. Attorney, the Commodities Futures Trading Commission and the FERC and intends to take whatever remedial steps are necessary to ensure that its operations are conducted with integrity. However, these investigations are continuing, and there can be no assurance that penalties or sanctions will not be imposed on El Paso, which, in turn, could adversely affect our business.

A COURT COULD VOID OR SUBORDINATE THE NOTES UNDER FRAUDULENT CONVEYANCE LAWS.

     The incurrence of indebtedness (such as the notes) and the Transaction pursuant to which we will transfer proceeds of the notes to our parent, could be reviewed under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or in a lawsuit by or on behalf of our other creditors. If this were to occur, then a court could void or subordinate the notes in favor of other creditors, if the court were to find that (a) the notes were incurred with the intent to hinder, delay or defraud any present or future creditor or that we contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (b) we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time thereof, we (1) were insolvent or rendered insolvent by reason of the issuance of the notes, (2) were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital or (3) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SOME CIRCUMSTANCES, TO VOID THE CONTRIBUTION OF CITRUS CAPITAL STOCK TO US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the contribution to us of the capital stock of Citrus if, at the time of the contribution, certain facts, circumstances and conditions existed, including that:

     - such contributor or any of its parent companies was insolvent or rendered insolvent by reason of such contribution;

     - such contributor or any of its parent companies was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

     - such contributor does not receive fair consideration; or

     - such contributor or any of its parent companies intended to incur, or believed that it would incur, indebtedness it could not repay at its maturity.


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     In such a circumstance, a court could require us to return the capital stock of Citrus to the contributor for the benefit of its parent companies' creditors. We have no reason to believe that Citrus will not issue a new stock certificate to us however, if Citrus fails to issue a new certificate, it is not clear whether a court, in the exercise of its equitable powers, would void our parent's contribution to us as to the economic benefits of such capital stock. Either of these actions would reduce the assets and cash flow that we would have available to repay the notes.

WE ARE A WHOLLY OWNED SUBSIDIARY OF EL PASO. EL PASO CAN EXERCISE SUBSTANTIAL CONTROL OVER OUR DIVIDEND POLICY AND BUSINESS AND OPERATIONS.

     El Paso has substantial control over:

     - our payment of dividends;

     - decisions on our financings and our capital raising activities;

     - mergers or other business combinations;

     - our acquisitions or dispositions of assets; and

     - our participation in El Paso's cash management program.

     El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of the notes.

WE WILL NOT RECEIVE CASH DISTRIBUTIONS FROM BEAR CREEK STORAGE COMPANY.

     Our ownership interest in Bear Creek is pledged as collateral under one of El Paso's minority interest structures. As a result of the downgrade of El Paso's credit rating below investment grade, cash generated by the minority interest structures is restricted and can be used only for purposes of redeeming the preferred membership interests that are outstanding under these arrangements and for covering the operating needs of the assets supporting the arrangements. Our cash flow is not adversely affected by this because we do not receive cash distributions associated with our equity interest. Tennessee Storage Company, an affiliate of ours, owns the remaining 50% interest in Bear Creek and consequently Bear Creek is consolidated with El Paso, and Bear Creek's cash is included in El Paso's cash management program. Accordingly, until the preferred membership interests are redeemed in full, El Paso will no longer receive any cash from Bear Creek pursuant to El Paso's cash management program and we will not receive any cash distributions from our ownership interest in Bear Creek.

                           RISKS RELATED TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS, INCLUDING OUR OBLIGATIONS UNDER THE NOTES.

     We have substantial indebtedness. As of September 30, 2002, on a pro forma basis after giving effect to this offering and the Transaction, we had total indebtedness of approximately $1.2 billion, all of which was senior unsecured long-term indebtedness.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

     - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - diminish our ability to withstand a downturn in our business or the economy generally;

     - require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

     If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

     Covenants applicable to the notes will allow us to incur significant amounts of additional indebtedness, as long as such incurrence does not cause our ratio of consolidated debt to EBITDA to exceed 6.0 to 1. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

OUR EXISTING INDEBTEDNESS IS, AND THE NOTES WILL BE, SUBJECT TO CROSS PAYMENT DEFAULT AND CROSS-ACCELERATION PROVISIONS.

     Our other issues of indebtedness provide, and the notes will provide, that if we fail to pay principal or interest on any issue of our other funded indebtedness that exceeds a specified threshold (which in the provisions applicable to our other indebtedness, is set at $10 million, and in the provisions applicable to the notes, will be set at $25 million), and such indebtedness could be accelerated as a result of such missed payment, or if we otherwise default in compliance with the terms of any such indebtedness, and the default results in acceleration of such indebtedness, then events of default will be triggered in the notes and our other issues of indebtedness. If this were to occur, all of our existing indebtedness would be subject to possible acceleration, and we would not be able to repay all such indebtedness upon such acceleration. As of September 30, 2002, on a pro forma basis after giving effect to this offering and the Transaction, we had approximately $1.2 billion of indebtedness outstanding, all of which was unsubordinated unsecured indebtedness.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO LIABILITIES AND INDEBTEDNESS OF OUR SUBSIDIARIES AND SUBORDINATED TO ANY OF OUR SECURED INDEBTEDNESS TO THE EXTENT OF THE ASSETS SECURING SUCH INDEBTEDNESS.

     We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations, including with respect to sale and leaseback transactions, that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

     In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. Furthermore, the holders of the notes will not have a claim against the assets of Citrus and will be effectively subordinated to the creditors of Citrus with respect to the assets of Citrus.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR OUR NOTES.

     Prior to this offering, there was no market for the notes. Although we expect the notes to trade in the PORTAL Market, the notes will not be listed on any securities exchange. We have been informed by the initial purchasers that they intend to make a market in the notes after this offering is completed. However, none of the initial purchasers is obligated to make a market in the notes and, even if the initial purchasers commence market making, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

                         RISKS RELATED TO CITRUS CORP.

FGT DEPENDS SUBSTANTIALLY UPON A SMALL NUMBER OF CUSTOMERS.

     Upon completion of its current expansion, the five most significant customers on FGT's pipeline system will account for approximately 77.7% of contracted capacity, with the two most significant customers, Florida Power & Light Company, or FP&L, and TECO Energy, Inc., including its subsidiaries Tampa Electric Company and Peoples Gas System, Inc., being obligated for approximately 41.9% and 22.0%, respectively of such capacity. Accordingly, failure of one or more of FGT's most significant customers to pay reservation charges could reduce its revenues materially and have a material adverse effect on its business, financial condition and results of operations.

IMPORTANT ACTIONS BY CITRUS AND FGT REQUIRE APPROVAL BY BOTH ENRON AND US.

     Citrus' organizational documents and FGT's organizational documents require that "important matters" be approved by both Enron and, after consummation of the Transaction, us. Important matters include the declaration of dividends and similar payments, the approval of operating budgets, the incurrence of indebtedness and the consummation of significant transactions. Consequently, we are dependent on Enron's agreement to effect any, such actions. Enron's interests with respect to these important matters could be different from ours and, accordingly, we may be unable to cause Citrus and FGT to take important actions, such as the payment of dividends and the sale or acquisition of assets.

CITRUS DEPENDS ON ENRON ENTITIES TO PROVIDE IT WITH MANAGEMENT AND SUPPORT SERVICES UNDER AN INFORMAL ADMINISTRATIVE SERVICES ARRANGEMENT.

     Various Enron entities provide management and support services to Citrus and its subsidiaries, pursuant to an informal administrative services arrangement. These services include administration, legal, compliance and emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and Citrus. The term of the operating agreement expired on June 30, 2001 and has not been extended. However, the Enron entities have continued to provide their services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, Citrus and its subsidiaries reimburse the Enron entities for costs attributable to the operations of Citrus and its subsidiaries.

     Although we believe that the Enron entities will continue to perform management and support services for Citrus and its subsidiaries, and that Citrus could obtain such services from other sources in a timely and cost effective manner, Citrus may be unable to obtain such services from other sources on terms favorable to Citrus in the event the Enron entities stop providing them. Failure to obtain management and support services in a timely and cost effective manner could have a material adverse effect on Citrus' business.